Exhibit 99.1

NORTHSTAR REALTY EUROPE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

NEW YORK, March 13, 2018 -- NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe” or “NRE”), a European office REIT, today announced its results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter and Full Year 2017 Highlights

•
U.S. GAAP net income to common stockholders: $1.4 million, or $0.02 per diluted share for the fourth quarter 2017 and net (loss) to common stockholders for the year ended December 31, 2017 of $(31.1) million, or $(0.57) per diluted share. U.S. GAAP total equity was $624 million, or $11.18 per diluted share as of December 31, 2017

•	Cash available for distribution (“CAD”): $13.1 million, or $0.23 per share, for the quarter and $49.5 million, or $0.89 per share for the year ended December 31, 2017

•	$2.3 billion independent year-end portfolio valuation by Cushman & Wakefield LLP[1], reflecting an increase of $122 million during the second half of 2017

•	EPRA[2] net asset value (“NAV”) of $19.85 per share as of December 31, 2017, an increase of over $2 per share over the third quarter, driven primarily by leasing activity during the second half of 2017

•
Over 16% of the portfolio, or 50,000 rentable square meters, was leased or renewed in 2017, which is expected to generate approximately $3 million per annum of incremental same store net operating income (“NOI”) in 2018, compared to the fourth quarter 2017 annualized NOI

•	Definitive agreement signed to sell Maastoren for approximately $190 million, a 20% premium to the independent mid-year valuation that preceded the recent lease extensions

•	$100 million share repurchase program authorized

•	Declared a cash dividend of $0.15 per share for the fourth quarter 2017

Fourth Quarter 2017 Financial Results
During the fourth quarter 2017, U.S. GAAP net income attributable to common stockholders was $1.4 million, CAD was $13.1 million, NOI was $24.9 million and same store NOI was $23.8 million. For more information and a reconciliation of CAD, NOI and same store NOI to net income (loss) attributable to common stockholders, please refer to the tables on the following pages.

Mahbod Nia, Chief Executive Officer and President, commented, “We are pleased to report another productive year in which we successfully leased or renewed over 16% of our portfolio and completed a number of value enhancing initiatives that contributed to an uplift in NAV of over $2 per share.”

Mr. Nia continued: “We have a highly capable team with extensive knowledge and expertise in the industry as evidenced by our track record of successfully acquiring, managing and exiting investments across Europe. This quarter, we have prepared a supplementary presentation summarizing our operational achievements to date.”

Portfolio Overview
$2.3 billion portfolio market value3 (“Portfolio Market Value”) comprising $2.3 billion real estate portfolio value based on the 2017 independent year-end valuation by Cushman & Wakefield LLP and a $35 million preferred equity investment.

Real Estate Portfolio Leasing Activity4,5
As of December 31, 2017, NRE’s real estate portfolio included 25 properties located across five European countries with approximately 323,000 rentable square meters, 86% weighted average occupancy and a 6.4 year weighted average remaining lease term to expiry (“WALT”).

•	The office portfolio is comprised of 20 properties with 246,000 rentable square meters and has a 96% weighted average occupancy and a 6.4 year WALT as of December 31, 2017.

•
The non-office portfolio includes 5 properties representing 4% of the fourth quarter 2017 portfolio NOI with 77,000 rentable square meters (including a 59,000 rentable square meters logistics asset) and has a 55% weighted average occupancy and a 5.6 year WALT as of December 31, 2017.

Same Store Net Operating Income
In the fourth quarter 2017, same store sequential quarter-over-quarter rental income increased by $0.7 million, or 2.7%, driven by recent leasing activity including Deutsche Bundesbank commencing occupation in the Trianon Tower (full occupation as of January 2018). In the fourth quarter 2017, same store sequential quarter-over-quarter NOI increased by $0.2 million, or 0.7%. Fourth quarter 2017 same store NOI included a $0.9 million write-off of straight-line rent (included in Properties - operating expenses) related to an early tenant termination at Portman Square in connection with the expansion of Invesco’s occupancy.

Same store portfolio year-over-year rental income for the three months ended December 31, 2017 increased by $1.3 million, or 5.4%, and same store year-over-year NOI increased by $1.1 million, or 4.7%, primarily as a result of the 2017 leasing activity and rent reviews completed during the year, partially offset by a $0.9 million write-off of straight-line rent (included in Properties - operating expenses) related to an early tenant termination at Portman Square.

In 2017, NRE signed 50,000 rentable square meters (16% of the portfolio) of new leases or lease renewals, which are expected to add approximately $3 million per year to same store NOI in 2018 (compared to the fourth quarter 2017) as the leases commence.

Dispositions
In 2017, NRE sold six properties for $138 million. As of December 31, 2017, two properties, Office 123 located in Portugal and Maastoren located in the Netherlands, were classified as held-for-sale.

In February 2018, NRE signed a definitive sale and purchase agreement to sell the Maastoren property, NRE’s largest non-core asset, for approximately $190 million, slightly above the independent year-end valuation and at a 20% premium to the independent mid-year valuation preceding lease extensions completed in the second half of 2017. NRE expects to release approximately $60 million of net equity after repayment of financing (including release premium) and transaction costs. The closing is subject to customary closing conditions and is expected to close in the second quarter of 2018.

Cash Expense Savings
Management has commenced implementation of cost saving initiatives that are expected to result in approximately $4-5 million per annum ($0.07 - $0.09 per share) of net run rate savings in other expenses and general and administrative expenses from the end of 2018, related to the internalization of certain asset management, accounting and other services and a reduction of corporate costs. Other expenses and CAD for the three months ended December 31, 2017 include approximately $0.9 million of one-time termination costs related to certain service providers.

Liquidity and Financing
As of December 31, 2017, leverage was 52.3% based on the Portfolio Market Value, down from 56.2% as of December 31, 20166.

In March 2018, NRE amended its revolving credit facility with Bank of America Merrill Lynch through a new commitment provided by Deutsche Bank AG New York, increasing the size to $70 million and extending the term until April 2020 with a one year extension option. The facility includes an accordion feature, providing for the ability to increase the facility to $105 million.

As of March 9, 2018, total liquidity was $132 million, comprised of $62 million of unrestricted cash and $70 million of availability under NRE’s revolving credit facility. The following table presents our liquidity (dollars in millions):

March 9, 2018
Unrestricted cash	$62
Revolving credit facility	70
Total liquidity	$132
Expected proceeds from Maastoren sale	60
Total potential liquidity	$192

Stockholder’s Equity
NRE had 55.8 million shares of common stock, operating partnership units and restricted stock units (“RSUs”) not subject to performance hurdles outstanding as of December 31, 2017.

As of December 31, 2017, total equity was $624 million (U.S. GAAP depreciated value), or $11.18 per diluted share. EPRA net asset value, or EPRA NAV, was $19.85 per diluted share as of December 31, 2017, based on the Portfolio Market Value compared to $17.77 per share as of September 30, 2017. For more information and a reconciliation of EPRA NAV to total equity, please refer to the tables on the following pages.

Share Repurchase Program
On March 12, 2018, the board of directors (the “Board”) of NRE authorized the repurchase of up to $100 million of its outstanding common stock. The repurchases will occur from time to time in the open market or in privately negotiated transactions as market conditions permit. The authorization will expire in 12 months, unless otherwise extended by the Board. The repurchase program will be utilized at management's discretion and in accordance with the requirements of the Securities and Exchange Commission. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate requirements and other conditions.

Fourth Quarter Disclosure Supplement Presentation
A fourth quarter 2017 disclosure supplement presentation and corporate presentations will be posted on NRE’s website, www.nrecorp.com, which provides additional details regarding NRE’s operations and portfolio.

Fourth Quarter 2017 Conference Call
NRE will conduct a conference call to discuss the results on Tuesday, March 13, 2018 at 9:00 a.m. ET. Hosting the call will be Mahbod Nia, Chief Executive Officer, Keith Feldman, Chief Financial Officer and Trevor Ross, General Counsel.

To participate in the event by telephone, please dial +1 866 966 5335 (U.S. Toll Free), or +44 (0) 20 3003 2666 (International) or 0808 109 0700 (U.K. Toll Free), using passcode NorthStar.

The call will also be broadcast live over the internet and can be accessed from NRE’s website at www.nrecorp.com. For those unable to participate during the live call, a replay of the call will be available approximately two hours after the call through April 11, 2018 by dialing +1 866 583 1039 (U.S. Toll Free), or +44 (0) 20 8196 1998 (International) or 0800 633 8453 (UK Toll Free), using passcode 2901878.

About NorthStar Realty Europe Corp.
NorthStar Realty Europe Corp. is a European focused commercial real estate company with predominately prime office properties within key cities in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of Colony NorthStar, Inc. (NYSE: CLNS), a leading global equity REIT with an embedded investment management platform. For more information about NorthStar Realty Europe Corp., please visit www.nrecorp.com.

Investor Relations
Gordon Simpson
Finsbury
+1 855 527 8539 or +44 (0) 207 2513801
nre@finsbury.com

NorthStar Realty Europe Corp.
Consolidated Balance Sheet
($ in thousands, except per share data)
Unaudited

	December 31, 2017	December 31, 2016
Assets
Operating real estate, gross	$1,606,890	$1,614,432
Less: accumulated depreciation	(95,356)	(63,585)
Operating real estate, net	1,511,534	1,550,847
Preferred equity investments	35,347	—
Cash and cash equivalents	64,665	66,308
Restricted cash	6,917	10,242
Receivables, net of allowance of $747 and $553 as of December 31, 2017 and December 31, 2016, respectively	9,048	6,015
Assets held for sale	169,082	28,208
Derivative assets, at fair value	7,024	13,729
Intangible assets, net	114,185	148,403
Other assets, net	23,115	21,640
Total assets	$1,940,917	$1,845,392
Liabilities
Mortgage and other notes payable, net	$1,223,443	$1,149,119
Accounts payable and accrued expenses	27,240	28,004
Due to related party	3,590	4,991
Derivative liabilities, at fair value	5,270	—
Intangible liabilities, net	28,632	30,802
Liabilities related to assets held for sale	648	2,041
Other liabilities	25,757	28,918
Total liabilities	1,314,580	1,243,875
Commitments and contingencies
Redeemable non-controlling interest	1,992	1,610
Equity
NorthStar Realty Europe Corp. Stockholders’ Equity
Preferred stock, $0.01 par value, 200,000,000 shares authorized, no shares issued and outstanding as of December 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 55,402,259 and 55,395,143 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	555	554
Additional paid-in capital	940,579	925,473
Retained earnings (accumulated deficit)	(347,053)	(282,769)
Accumulated other comprehensive income (loss)	25,618	(51,424)
Total NorthStar Realty Europe Corp. stockholders’ equity	619,699	591,834
Non-controlling interests	4,646	8,073
Total equity	624,345	599,907
Total liabilities, redeemable non controlling interest and equity	$1,940,917	$1,845,392

NorthStar Realty Europe Corp.
Consolidated Statements of Operations
($ in thousands, except for per share data)
Unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Rental income	$26,041	$25,700	$105,349	$124,321
Escalation income	5,265	5,347	21,625	25,173
Interest income	705	—	1,706	—
Other income	535	823	1,243	1,721
Total revenues	32,546	31,870	129,923	151,215
Expenses
Properties - operating expenses	8,598	8,628	31,119	35,892
Interest expense	6,203	7,955	25,844	41,439
Transaction costs	4,552	(23)	6,117	2,610
Impairment Losses	—	—	—	27,468
Management fee, related party	3,692	3,520	14,408	14,068
Other expenses	2,647	2,797	9,251	12,376
General and administrative expenses	1,509	2,900	7,384	8,077
Compensation expense (1)	3,674	7,029	23,768	19,257
Depreciation and amortization	14,535	13,715	54,014	64,979
Total expenses	45,410	46,521	171,905	226,166
Other income (loss)
Unrealized gain (loss) on derivatives and other	(795)	8,319	(12,863)	(11,257)
Realized gain (loss) on sales and other	13,735	20,460	22,367	26,448
Income (loss) before income tax benefit (expense)	76	14,128	(32,478)	(59,760)
Income tax benefit (expense)	2,461	(226)	2,145	(2,742)
Net income (loss)	2,537	13,902	(30,333)	(62,502)
Net (income) loss attributable to non controlling interests	(1,095)	(43)	(792)	749
Net income (loss) attributable to NorthStar Realty Europe Corp. common stockholders	$1,442	$13,859	$(31,125)	$(61,753)
Earnings (loss) per share:
Basic	$0.02	$0.25	$(0.57)	$(1.07)
Diluted	$0.02	$0.24	$(0.57)	$(1.07)
Weighted average number of shares:
Basic	55,276,636	54,766,995	55,073,383	57,875,479
Diluted	55,699,758	55,455,164	55,599,222	58,564,986
____________________

(1)
Compensation expense for the three months and year ended December 31, 2017 and 2016 is comprised of equity-based compensation expenses. For the year ended December 31, 2017, compensation expense includes the impact of substantially all time based and certain performance based awards vesting in connection with the change of control of NRE’s manager.

Non-GAAP Financial Measures
Included in this press release are Cash Available for Distribution, or CAD, net operating income, or NOI, same store net operating income, or same store NOI, and EPRA net asset value, or EPRA NAV, each a “non-GAAP financial measure,” which measures NRE’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules. NRE believes these metrics can be a useful measure of its performance which is further defined below.
Cash Available for Distribution
We believe that CAD provides investors and management with a meaningful indicator of operating performance. We also believe that CAD is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, depreciation and amortization, equity-based compensation, realized gain (loss) on sales and other, asset impairment and non-recurring bad debt expense). We adjust for transaction costs because these costs are not a meaningful indicator of our operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments, which are expenses related to specific transactions. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.
We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; unrealized gain (loss) on derivatives and other; realized gain (loss) on sales and other (excluding any realized gain (loss) on foreign currency derivatives); impairment on depreciable property; non-recurring bad debt expense; acquisition gains or losses; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.
CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three months ended December 31, 2017 and 2016 and the years ended December 31, 2017 and 2016 (dollars in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$1,442	$13,859	$(31,125)	$(61,753)
Non-controlling interests	1,095	43	792	(749)

Adjustments:
Depreciation and amortization items(1)(2)	19,612	22,609	81,269	93,913
Impairment losses	—	—	—	27,468
Unrealized (gain) loss on derivatives and other	795	(8,319)	12,863	11,257
Realized (gain) loss on sales and other(3)(4)	(14,444)	(20,152)	(21,388)	(27,235)
Transaction costs and other(5)(6)	4,552	1,884	7,138	9,217
CAD	$13,052	$9,924	$49,549	$52,118
CAD per share(7)	$0.23	$0.17	$0.89	$0.87
__________________

(1)
Three months ended December 31, 2017 represents an adjustment to exclude depreciation and amortization of $14.5 million, amortization expense of capitalized above/below market leases of $0.9 million, amortization of deferred financing costs of $0.5 million and amortization of equity-based compensation of $3.7 million. Year ended December 31, 2017 represents an adjustment to exclude depreciation and amortization of $54.0 million, amortization of above/below market leases of $0.7 million, amortization of deferred financing costs of $2.8 million and amortization of equity-based compensation of $23.8 million.

(2)
Three months December 31, 2016 represents an adjustment to exclude depreciation and amortization of $13.7 million, amortization of above/below market leases of $0.3 million, amortization of deferred financing costs of $1.6 million and amortization of equity-based compensation of $7.0 million. Year ended December 31, 2016 represents an adjustment to exclude depreciation and amortization of $65.0 million, amortization of above/below market leases of $2.6 million, amortization of deferred financing costs of $7.1 million and amortization of equity-based compensation of $19.3 million.

(3)
Three months ended December 31, 2017 CAD includes a $(0.7) million net loss related to the settlement of foreign currency derivatives. Year ended December 31, 2017 CAD includes a $1.0 million net gain related to the settlement of foreign currency derivatives.

(4)
Three months ended December 31, 2016 CAD includes a $0.3 million net gain related to the settlement of foreign currency derivatives. Year ended December 31, 2016 CAD includes a $(0.8) million net loss related to the settlement of foreign currency derivatives.

(5)
Three months ended December 31, 2017 represents an adjustment to exclude $4.6 million of transaction costs. Year ended December 31, 2017 represents an adjustment to exclude $6.1 million of transaction costs and $1.0 million of payroll taxes associated with the acceleration of equity awards due to the tri-party merger completed on January 10, 2017, between NRE’s external manager, NorthStar Asset Management Group Inc., NorthStar Realty Finance Corp. and Colony Capital, Inc.

(6)
Three months December 31, 2016 represents an adjustment to exclude $0.9 million of non-recurring bad debt expense and $1.0 million of taxes associated with the capital gain tax on the sale of real estate investments. Year ended December 31, 2016 represents an adjustment to exclude $2.6 million of transaction costs, $1.3 million of non-recurring bad debt expense and $5.3 million of taxes associated with the capital gain tax on the sale of real estate investments.

(7)
CAD per share is based on 55.8 million and 55.9 million weighted average shares (common shares outstanding including operating partnership units and RSUs not subject to performance hurdles) for the the three months and year ended December 31, 2017, respectively. Based on 57.1 million weighted average shares (common shares outstanding, including LTIPs and RSUs not subject to performance hurdles) for the three months ended December 31, 2016 and 60.0 million weighted average shares (common shares outstanding, including LTIPs and RSUs not subject to performance hurdles) for the year ended December 31, 2016. CAD per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Net Operating Income
We believe NOI is a useful metric of the operating performance of our real estate portfolio in the aggregate. Portfolio results and performance metrics represent 100% for all consolidated investments. Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market leases; (ii) straight-line rent (except with respect to rent free period); (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense and less property operating expenses. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) on sales and other and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.
NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.
The following table presents a reconciliation of NOI of our real estate equity and preferred equity segments to property and other related revenues less property operating expenses for the three months ended December 31, 2017 and 2016 and years ended December 31, 2017 and 2016 (dollars in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Rental income	$26,041	$25,700	$105,349	$124,321
Escalation income	5,265	5,347	21,625	25,173
Other income	535	823	1,243	1,721
Total property and other income	31,841	31,870	128,217	151,215
Properties - operating expenses	8,598	8,628	31,119	35,892
Adjustments:
Interest income	705	—	1,706	—
Amortization and other items(1)(2)	922	691	666	3,756
NOI	$24,870	$23,933	$99,470	$119,079
___________________

(1)
Three months ended December 31, 2017 primarily excludes $0.9 million of amortization of above/below market leases. Year ended December 31, 2017 primarily includes $0.7 million of amortization of above/below market leases.

(2)
Three months ended December 31, 2016 primarily excludes $0.9 million of non-recurring bad debt expense offset by $(0.2) million of amortization of above/below market rent. Year ended December 31, 2016 primarily includes $2.6 million of amortization of above/below market leases and $1.3 million of non-recurring bad debt expense.

(3)	The following table presents a reconciliation of net income (loss) to NOI of our real estate segment for the three months and years ended December 31, 2017 and 2016 (dollars in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$2,537	$13,859	$(30,333)	$(62,502)
Remaining segments(i)	13,917	10,461	60,658	56,504
Real estate equity and preferred equity segment adjustments:
Interest expense	6,093	6,734	24,989	30,974
Other expenses	2,623	2,770	9,012	12,307
Depreciation and amortization	14,535	13,716	54,014	64,979
Unrealized (gain) loss on derivatives and other	798	(3,675)	2,710	15,040
Realized (gain) loss on sales and other	(14,250)	(20,616)	(21,366)	(32,019)
Income tax (benefit) expense	(2,461)	227	(2,145)	2,742
Impairment losses	—	—	—	27,468
Other items	1,078	457	1,931	3,586
Total adjustments	8,416	(387)	69,145	125,077
NOI	$24,870	$23,933	$99,470	$119,079
______________________

(i)	Represents the net (income) loss in our corporate segment to reconcile to net operating income.

Same store Net Operating Income
We believe same store NOI is a useful metric of the operating performance as it reflects the operating performance of the real estate portfolio excluding effects of non-cash adjustments and provides a better measure of operational performance for a quarter-over-quarter comparison. Same store net operating income is presented for the same store portfolio, which represents all properties that were owned by us at the end of the reporting period. We define same store net operating income as NOI excluding (i) properties that were acquired or sold during the period, (ii) impact of foreign currency changes and (iii) amortization of above/below market leases. We consider same store NOI to be an appropriate and useful supplemental performance measure. Same store NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating same store net operating income involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Same store portfolio is defined as properties in operation throughout the full periods presented under the comparison, excluding the impact of foreign currency changes, and included 25 properties.

The following table presents our same store analysis for the real estate equity segment which represents 25 properties (323,230 rentable square meters) and excludes properties that were acquired or sold at any time during the three months ended December 31, 2017 and September 30, 2017 (dollars in thousands):

	Three Months Ended		Increase (Decrease)
	December 31, 2017	September 30, 2017(1)	Amount	Percentage
Occupancy (end of period)	86.1%	84.6%
Same store
Rental income(2)	$26,159	$25,473	$686	2.7%
Escalation income	5,143	4,705	438
Other income	535	177	358
Total revenues	31,837	30,355	1,482	4.9%
Utilities	2,240	1,797	443
Real estate taxes and insurance	1,188	1,330	(142)
Management fees	512	494	18
Repairs and maintenance	2,531	2,148	383
Ground rent(2)	200	194	6
Straight-line rent write-off	850	—	850
Other	500	744	(244)
Properties - operating expenses	8,021	6,707	1,314	19.6%
Same store NOI	$23,816	$23,648	$168	0.7%
__________________

(1)	Three months ended September 30, 2017 is translated using the average exchange rate for the three months ended December 31, 2017.

(2)	Adjusted to exclude amortization of above/below market leases.
The following table presents a reconciliation from net income (loss) to same store NOI for the real estate equity segment for the three months ended December 31, 2017 and September 30, 2017 (dollars in thousands):

	Same Store Reconciliation
	Three Months Ended
	December 31, 2017	September 30, 2017
Net income (loss)	$2,537	$(6,806)
Corporate segment net (income) loss(1)	13,917	11,023
Other (income) loss(2)	8,416	21,738
NOI	24,870	25,955
Sale of real estate investments and other(3)	(349)	(1,603)	(5)
Interest income(4)	(705)	(704)
Same store NOI	$23,816	$23,648
__________________

(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Includes depreciation and amortization expense, transaction costs, unrealized loss on interest rate caps, and other expenses in the real estate equity segment.

(3)	Represents the impact of assets sold during the period.

(4)	Represents interest income earned in the preferred equity segment.

(5)	Three months ended September 30, 2017 is translated using the average exchange rate for the three months ended December 31, 2017.

The following table presents our same store analysis for the real estate equity segment, which excludes properties that were acquired or sold at any time during the three months ended December 31, 2017 and 2016 (dollars in thousands):

	Three Months Ended December 31,		Increase (Decrease)
	2017	2016(1)	Amount	%
Occupancy (end of period)	86.1%	83.2%
Same store
Rental income(2)	$26,159	$24,825	$1,334	5.4%
Escalation income	5,143	5,223	(80)
Other income	535	924	(389)
Total revenues	31,837	30,972	865	2.8%
Utilities	2,240	1,369	871
Real estate taxes and insurance	1,188	1,531	(343)
Management fees	512	822	(310)
Repairs and maintenance	2,531	3,425	(894)
Ground rent(2)	200	182	18
Straight-line rent write-off	850	—	850
Other	500	903	(403)
Properties - operating expenses	8,021	8,232	(211)	(2.6)%
Same store NOI	$23,816	$22,740	$1,076	4.7%

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(1)	Three months ended December 31, 2016 is translated using the average exchange rate for the three months ended December 31, 2017.

(2)	Adjusted to exclude amortization of above/below market leases.

The following table presents a reconciliation from net income (loss) to same store NOI for the real estate equity segment for the three months ended December 31, 2017 and 2016 (dollars in thousands):

	Same Store Reconciliation
	Three Months Ended December 31,
	2017	2016
Net income (loss)	$2,537	$13,902
Corporate segment net (income) loss(1)	13,917	10,461
Other (income) loss(2)	8,416	(430)
NOI	24,870	23,933
Sale of real estate investments and other(3)	(349)	(1,193)	(5)
Interest income(4)	(705)	—
Same store NOI	$23,816	$22,740
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(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Includes depreciation and amortization expense, transaction costs, unrealized loss on interest rate caps, and other expenses in the real estate equity segment.

(3)	Represents the impact of assets sold during the period.

(4)	Represents interest income earned in the preferred equity segment.

(5)	Three months ended December 31, 2016 is translated using the average exchange rate for the three months ended December 31, 2017.

EPRA Net Asset Value (EPRA NAV)
As our entire portfolio is based in Europe, our management calculates European Public Real Estate Association net asset value, or EPRA NAV, a non-GAAP measure, to compare our balance sheet to other European real estate companies and believes that disclosing EPRA NAV provides investors with a meaningful measure of our net asset value. Our calculation of EPRA NAV is derived from our U.S. GAAP balance sheet with adjustments reflecting our interpretation of EPRA’s best practices recommendations. Accordingly, our calculation of EPRA NAV may be different from how other European real estate companies calculate EPRA NAV, which utilize International Financial Reporting Standards (“IFRS”) to prepare their balance sheet. EPRA NAV makes adjustments to net assets as determined in accordance with U.S. GAAP in order to provide our stockholders a measure of fair value of our assets and liabilities with a long-term investment strategy. This performance measure excludes assets and liabilities that are not expected to materialize in normal circumstances. EPRA NAV includes the revaluation of investment properties and excludes the fair value of financial instruments that we intend to hold to maturity, deferred tax and goodwill that resulted from deferred tax. All other assets, including real property and investments reported at cost are adjusted to fair value based upon an independent third party valuation conducted in December and June of each year. This measure should not be considered as an alternative to measuring our net assets in accordance with U.S. GAAP.
The following table presents a reconciliation of EPRA NAV to total equity as at December 31, 2017 (dollars in thousands, other than per share data):

December 31, 2017
Total Equity	$624,345
Adjustments
Operating real estate and net intangibles	(1,765,521)
Fair value of properties	2,258,638
Adjusted NAV	1,115,041

Diluted NAV, after the exercise of options, convertibles and other equity interests	1,115,041
Fair value of financial instruments	(7,024)
EPRA NAV	1,108,017
EPRA NAV per diluted share(1)	$19.85
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(1)
Based on 55.8 million common shares, operating partnership units and RSUs not subject to performance hurdles outstanding as of December 31, 2017. EPRA NAV per diluted share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, the likelihood and timing of successfully completing sales transactions and the amount of the net equity released after repayment of financing and transaction costs; the expected use of proceeds from the sale of any properties; the expected run rate cost savings as a result of operational efficiencies, the time required to achieve such run rate cost savings; the expected impact of recent leasing activity on same store NOI; the ability to execute on NRE’s strategy; NRE’s ability to maintain dividend payments, at current levels, or at all, and the timing of dividend levels declared; whether NRE will make repurchases of its common stock pursuant to the stock repurchase program and the level or timing of any such repurchases. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NRE’s expectations include, but are not limited to, NRE’s liquidity and financial flexibility; NRE’s future cash available for distribution; the pace and result of any asset disposals contemplated by NRE; NRE’s use of leverage; and the anticipated strength and growth of NRE’s business. Factors that could cause actual results to differ materially from those in the forward looking statements are specified in NRE’s annual report on Form 10-K for the year ended December 31, 2017, and its other filings with the Securities and Exchange Commission. Such forward looking statements speak only as of the date of this press release. NRE expressly disclaims any obligation to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Disclaimer
As an opinion, the valuation by Cushman & Wakefield LLP referenced in this release is not a measure of realizable value and may not reflect the amount that would be received if the property in question were sold.  Real estate valuation is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. Real estate valuations are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. For example, in the appraisal, a number of the properties were valued using the special assumption that such properties would be purchased through a tax-efficient special purpose vehicle, and is therefore subject to lower purchaser transaction expenses.  If one or more assumptions are incorrect, the value may be materially lower than the appraised value.

Endnotes

1.
Global edition of the Royal Institution of Chartered Surveyors' (RICS) Valuation - Professional Standards (the "Red Book") on the basis of "Fair Value", which is widely recognized within Europe as the leading professional standards for independent valuation professionals. Each property is classified as an investment and has been valued on the basis of Fair Value adopted by the International Accounting Standards Board. This is the equivalent to the Red Book definition of Market Value. The Red Book defines Market Value as the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction after proper marketing where the parties had each acted knowledgeably, prudently and without compulsion. The Cushman & Wakefield LLP valuation assumes that certain properties would be purchased through market accepted structures resulting in lower purchaser transaction expenses (taxes, duties, and similar costs). This Cushman & Wakefield LLP valuation is as of December 31, 2017.

2.	EPRA = European Public Real Estate Association.

3.
The $2.3 billion Portfolio Market Value comprises $2.3 billion real estate portfolio value based on the independent valuation by Cushman & Wakefield LLP and $35 million preferred equity investment (please refer to Note 11, “Fair Value” in the NRE Annual Report on Form 10-K for the year ended December 31, 2017 included in Part II Item 8. “Financial Statements and Supplementary Data”).

4.	Excludes the preferred equity investment.

5.	Occupancy and weighted average remaining contractual lease term based on rent roll as of December 31, 2017.

6.
Leverage is calculated as property level debt plus portfolio level preferred equity divided by the Portfolio Market Value and unrestricted cash net of any outstanding balance on the revolving credit facility.